UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 19, 2013

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

VIVUS, Inc., or the Company, is reporting in this Form 8-K operating metrics related to the Company’s product, Qsymia® (phentermine and topiramate extended-release), which are based on data available to the Company as of March 31, 2013. The Company previously has reported the number of prescriptions of Qsymia shipped to patients based on four-week rolling periods. The Company has changed the basis for reporting this data to calendar months and intends to report the number of prescriptions shipped to patients on this basis in the future. Accordingly, the table below presents the number of prescriptions shipped to patients for the calendar-month periods ended January 31, 2013, February 28, 2013 and March 31, 2013.

	Month Ended January 31, 2013	Month Ended February 28, 2013	Month Ended March 31, 2013
Qsymia prescriptions shipped(1)	16,733	18,417	23,812

(1)Represents Qsymia prescriptions shipped to patients. This data is derived from data made available to the Company from third parties; due to this and other factors, the data reported above may be subject to adjustment should the Company receive adjusted information from these third parties.

As the Company has disclosed in its previous filings with the Securities and Exchange Commission, its ability to effectively and profitably commercialize Qsymia will depend in part on its ability to create market demand for Qsymia through education, marketing and sales activities; to achieve market acceptance of Qsymia and generate product revenue; to receive adequate levels of reimbursement from third-party payers, such as private insurance programs and pharmacy benefit managers; and to comply with the post-marketing requirements established by the U.S. Food and Drug Administration, or FDA, including the Risk Evaluation and Mitigation Strategy, or REMS, and any other requirements established by the FDA in the future.

Important Information Regarding Prescriptions Shipped and Net Product Revenue

The relationship between the number of prescriptions shipped and net product revenue may vary based on a number of factors. In particular, product revenue is recognized net of deductions which may vary from period to period. These deductions include cash consideration paid to the certified pharmacies for services rendered by the pharmacies in accordance with certified pharmacy services network agreements, and include a fixed rate per prescription shipped and monthly program management and data fees. Other deductions include certain prompt pay cash discounts, discounts offered to patients under the Qsymia Save Now! Program, and rebates.

Calculating certain of these items involves estimates and judgments based on revenue or invoice data and historical experience. Amounts accrued for revenue deductions are adjusted when trends, significant events, or actual results indicate that adjustment is appropriate. Revisions of estimates for revenue deductions are recorded as a reduction of revenue in the period in which the information that gives rise to the revision becomes known.

In addition, the prescriptions shipped at no charge from participating certified pharmacies under the Qsymia Get Started! Free Trial Offer Program will result in no revenue, and the prescriptions shipped at a discount from participating certified pharmacies under the Qsymia Save Now! Program will result in reduced revenue.

The Company launched Qsymia to the market on September 17, 2012. Accordingly, there is a limited amount of information regarding the number of prescriptions shipped and net product revenue related to Qsymia. The Company believes that investors should view the data provided in this Current Report on Form 8-K with caution, as data for a single period or limited period, as in this case, may not be representative of a trend or otherwise predictive of future results. The Company believes that investors should consider Company results over several quarters or longer when analyzing Company performance.

Item 7.01.  Regulation FD Disclosure

The information contained in Item 2.02 of this Current Report on Form 8-K is incorporated herein by reference.

By filing this information, the Company makes no admission as to the materiality of any information in this Current Report on Form 8-K. The information contained in this Current Report on Form 8-K is intended to be considered in the context of the Company’s filings with the Securities and Exchange Commission and other public announcements that the Company makes, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this Current Report on Form 8-K, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the Securities and Exchange Commission, through press releases or through other public disclosure.

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or otherwise subject to the liabilities of that Section, or incorporated by reference into any of the Registrant’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

/s/ Lee B. Perry
Lee B. Perry
Vice President and Chief Accounting Officer

Date: April 19, 2013